Registration Nos. 333-255058; 333-283566
Investment Company Act No. 811-07772
As filed with the Securities and Exchange Commission on April 21, 2026

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM N-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Pre-Effective Amendment No. ___	☐
Post-Effective Amendment No. __11	☒
(File No. 333-283566)
and
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Pre-Effective Amendment No. ___	☐
Post-Effective Amendment No. __11	☒
(File No. 333-255058)
and
REGISTRATION STATEMENT
UNDER
THE INVESTMENT COMPANY ACT OF 1940

Amendment No. 169	☒
(File No. 811-07772)

Midland National Life Separate Account C
(Exact Name of Registered Separate Account)

Midland National Life Insurance Company
(Name of Insurance Company )

8300 Mills Civic Parkway
West Des Moines, Iowa 50266-1071
(Address of Insurance Company’s Principal Executive Offices)
Insurance Company’s Telephone Number, including Area Code:
(877) 586-0240

Name and Address of Agent for Service:	Copy to:
Brett L. Agnew
Midland National Life Insurance Company	Dodie Kent
8300 Mills Civic Parkway	Eversheds Sutherland
West Des Moines, Iowa	New York, New York
515-327-5890
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Continuously on and after the effective date of this registration statement.
It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

Check each box that appropriately characterizes the Registrant(s):

☒    Insurance Company relying on Rule 12h-7 under the Exchange Act

Explanatory Note

This Post-Effective Amendment No. 11 to the Registration Statement on Form N-4 (File No. 333-255058) of Midland National Life Insurance Company and Post-Effective Amendment No. 11 to the Registration Statement on Form N-4 (File No. 333-283566) of Midland National Life Separate Account C (the “Amendments” and the “Registration Statements,” respectively) are being filed pursuant to Rule 462(d) of the Securities Act of 1933, as amended (the “Securities Act”), solely to include the Interactive Data File required to be included with Exhibit 27(r). Accordingly, the Amendments consist only of a facing page, this explanatory note, and a supplement to Part C setting forth Exhibit 27(r) to the Registration Statements with its Interactive Data File included. The Amendments do not modify any other part of the Registration Statements other than supplementing Item 27 of Part C as set forth below. Pursuant to Rule 462(d) of the Securities Act, the Amendments shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statements are hereby incorporated by reference.

Part C
OTHER INFORMATION
Item 27. Exhibits

The following exhibit is filed as part of the Registration Statements:
(27)(r) Historical Current Limits on Index Gains

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, Midland National Life Separate Account C certifies that it meets all of the requirements for effectiveness of this Post-Effective Amendment to the Registration Statement under Rule 485(b) under the Securities Act and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in Des Moines, Iowa on this twenty-first day of April, 2026.

Pursuant to the requirements of the Securities Act of 1933, Midland National Life Insurance Company certifies that it meets all of the requirements for effectiveness of this Post-Effective Amendment to the Registration Statement under Rule 485(b) under the Securities Act and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in Des Moines, Iowa on this twenty-first day of April, 2026.

MIDLAND NATIONAL LIFE SEPARATE ACCOUNT C (REGISTERED SEPARATE ACCOUNT)

By:	/s/ Esfandyar E. Dinshaw
ESFANDYAR E. DINSHAW
Chairman of the Board

MIDLAND NATIONAL LIFE INSURANCE COMPANY (INSURANCE COMPANY)

By:	/s/ Esfandyar E. Dinshaw
ESFANDYAR E. DINSHAW
Chairman of the Board
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures	Title

/s/ * ESFANDYAR E. DINSHAW	Chairman of the Board of Directors & Chief Executive Officer (Principal Executive Officer)

/s/ * DANIEL E. EDSEN	Vice President, Chief Financial Officer & Treasurer (Principal Financial & Accounting Officer)

/s/ * DARRON K. ASH	Director

/s/ * THOMAS J. CORCORAN	Director

/s/ * SUSAN T. DEAKINS	Director

/s/ * GEORGE A. FISK	Director

/s/ * CARL M. HARRIS	Director

/s/ * WILLIAM D. HEINZ	Director

/s/ * MICHAEL J. LAFITTE	Director

/s/ * WILLIAM L. LOWE	Director

/s/ * GINA A. NORRIS	Director

/s/ * ROBERT R. TEKOLSTE	President & Director

*By:	/s/ Brett L. Agnew	April 21, 2026
Brett L. Agnew
Attorney-in-Fact
Pursuant to Power of Attorney

EXHIBIT INDEX

Item	Exhibit

27(r)	Historical Current Limits on Index Gains